EXHIBIT 16.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

July 16, 2009

Office Of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated July 16, 2009 of Blindspot Alert, Inc. fka Promotions on Wheels Holdings, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal and our audits for the years ended December 31, 2008 and 2007, and our reviews of interim financial statements. We cannot confirm or deny that the appointment of Rotenberg & Co. LLP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada

6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7499 Fax: (702)253-7501